UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 10, 2009

JAVO BEVERAGE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26897	48-1264292
(State or other jurisdiction	(Commission File Number)	I.R.S. Employer
of incorporation)		Identification Number

1311 Specialty Drive, Vista, CA	92081
(Address of principal executive office)	(Zip Code)

(760) 560-5286

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On June 10, 2009, Scott Dickey, age 43, was formally appointed to the Board of Directors of Javo Beverage Company, Inc. (the “Company”). Mr. Dickey is an Operating Partner of Falconhead Capital, LLC (“Falconhead”), an investment firm focused on making investments in lower middle-market companies participating in the consumer, leisure/lifestyle and media sectors. In April 2009, the Company had agreed with Falconhead that Mr. Dickey would be appointed to the Board in connection with Falconhead’s purchase of senior subordinated promissory notes in an aggregate original principal amount of $12 million and an aggregate of 50,000,000 shares of the Company’s common stock, for total consideration of $12.5 million. Falconhead is currently the beneficial owner of approximately 17.9% of the Company’s total issued and outstanding shares.

Mr. Dickey has been an Operating Partner of Falconhead and Chief Operating Officer of Competitor Group, Inc., a private endurance sports marketing and management company, since May 2008.  From 2006 to 2007, he served as President of Transworld Media, an action sports media company and a former division of Time Warner. From 2004 to 2006, Mr. Dickey was at K2 Inc., a publicly-traded manufacturer and distributor of premier branded sporting goods equipment, serving as President of K2 Licensed Products Inc. and K2 Properties, a division he organized and launched. From 2001 to 2004, Mr. Dickey served as President and Chief Operating Officer of Fotoball USA, Inc., a publicly-traded sports and entertainment marketer and manufacturer specializing in licensed sporting goods, which K2 Inc. acquired. He currently serves on the board of directors of Competitor Group, Inc. Mr. Dickey received a Bachelor of Arts degree from Bates College in Lewiston, Maine.

Compensation Actions

On June 10, 2009, the Board of Directors of the Company approved (i) an increase in the base salaries for those officers identified below, effective immediately, and (ii) the payment of cash bonus awards for the same officers, which bonuses will be due and payable in July 2009.  Bonuses were awarded based on individual and overall Company performance, with the recognition that the officers had not received a bonus since fiscal 2007.

Name	Title	New Salary	Bonus Payment
Cody C. Ashwell	Chairman & Chief Executive Officer	$350,000	$220,000
Gary A. Lillian	President	$300,000	$110,000
William E. Marshall	General Counsel, Sr. Executive Vice President and Secretary	$260,000	$100,000
Richard A. Gartrell	Chief Financial Officer	$230,000	$ 70,000

On June 10, 2009, the independent members of the Board of Directors (the “Independent Directors”) also approved a voluntary stock option surrender program under which Messrs. Ashwell, Lillian, Marshall and Gartrell surrendered previously issued stock options for cancellation.  The options, which were granted in April 2007 and represented the right to purchase up to 4,500,000 shares of common stock at a price of $1.16 per share, would have been 60% vested as of April 2010.

In partial consideration for the surrender of the options and as compensation and a retention tool, the Independent Directors approved the issuance under the Company’s 2007 Stock Option and Incentive Plan of 4,800,000 shares of restricted stock, as set forth in the table below.  The restricted stock awards will vest with respect to 60% of the underlying shares on the third anniversary of the grant date, and then with respect to 20% of the shares on each of the fourth and fifth anniversaries.

Name	Shares of Restricted Stock
Cody C. Ashwell	2,000,000
Gary A. Lillian	1,300,000
William E. Marshall	1,000,000
Richard A. Gartrell	500,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 16, 2009	JAVO BEVERAGE COMPANY, INC.

	By:	/s/ Richard A. Gartrell
Richard A. Gartrell
Chief Financial Officer